Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the Registration Statement on Form S-1 of Northwest Biotherapeutics, Inc. of our report dated March 27, 2007, on our audit of the balance sheets of Northwest Biotherapeutics Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, and for the period from March 18, 1996 (date of inception) to December 31, 2006. We also consent to the reference to us under the heading “Experts” in the Registration Statement.
Our report, dated March 27, 2007, contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated during the development stage. These conditions raise substantial doubt about Northwest Biotherapeutics, Inc.’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/S/ PETERSON SULLIVAN PLLC
December 14, 2007
Seattle, Washington